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                                                                     EXHIBIT 2.4

                                                                       EXECUTION


                            CAPITALIZATION AGREEMENT





                                     Between


                                GT LIGHTING, LLC


                                       and


                         THE GENLYTE GROUP INCORPORATED




                              Dated April 28, 1998

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                            CAPITALIZATION AGREEMENT


     CAPITALIZATION AGREEMENT, dated April 28, 1998, by and between GT Lighting, LLC, a Delaware limited liability company (the "Company"), and The Genlyte Group Incorporated, a Delaware corporation ("Transferor").

                              W I T N E S S E T H:

     WHEREAS, Transferor is in the business of manufacturing, selling, marketing and distributing consumer, commercial, industrial and outdoor lighting products;

     WHEREAS, Transferor and Thomas Industries Inc. ("Thomas") have caused the Company to be formed under the laws of the State of Delaware;

     WHEREAS, Transferor desires to capitalize the Company with substantially all of its assets, properties and capital stock in a transaction qualifying under Section 721(a) of the Code, in exchange for an ownership interest in the Company and the direct or indirect assumption by the Company of the Assumed Liabilities and upon the terms and subject to the conditions hereinafter set forth;

     WHEREAS, Transferor's rights and duties as a member of the Company shall be as set forth in that certain Limited Liability Company Agreement dated April 28, 1998 by and between Transferor and Thomas (the "LLC Agreement");

     WHEREAS, the Company will consummate certain transactions and enter into certain agreements as set forth in the Master Transaction Agreement dated April 28, 1998 by and between Thomas and Transferor (the "Master Transaction Agreement") and the parties' obligations hereunder will be subject to satisfaction or waiver of the conditions in the Master Transaction Agreement; and

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:


                                    ARTICLE I
                                 CAPITALIZATION

     1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Transferor will contribute, transfer, convey, assign and deliver to the Company, and the Company will acquire from Transferor, all right, title and interest of Transferor in and to Transferor's properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) as the same may exist on the Closing Date (collectively, the "Assets"), including all those items in the following categories that conform to the definition of the term "Assets":

          (a) all machinery, equipment, telephone systems and equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) together with all Systems and all Components;

          (b) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories") held at any Facility and Inventories previously purchased and in transit to any Transferor at the Facilities;

          (c) all rights in and to products sold or leased (including products hereafter returned or repossessed and Transferor's unpaid rights of rescission, replevin, reclamation and rights to stoppage in transit);

          (d) all rights (including any and all Intellectual Property rights) in and to the products sold or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

          (e) all of the rights of Transferor under all contracts, arrangements, licenses, leases and other agreements, including any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

          (f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

          (g)  all notes and accounts receivable held by Transferor and all
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notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by Transferor;

          (h) all Intellectual Property and all rights thereunder or in respect thereof, including rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (the "Intellectual Property Assets");

          (i) all books, records, manuals and other materials (in any form or medium), including all records and materials maintained at the headquarters or other offices of Transferor, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files (collectively, the "Books and Records");

          (j) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;

          (k) all Real Property and all licenses, permits, approvals and qualifications relating to any Real Property issued to Transferor by any Governmental Authority;

          (l) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Transferor with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

          (m) all guarantees, warranties, indemnities and similar rights in favor of Transferor with respect to any Asset;

          (n) to the extent not described elsewhere in this Section 1.1, all Net Working Capital;

          (o)  any web site domain name together with related rights; and

          (p) all stock, partnership, membership or other interests in any Person engaged in the Business listed on Schedule 1.1(p).

     At the Closing, the Assets shall be transferred to the Company free and clear of all liabilities, obligations, liens and encumbrances excepting only Assumed Liabilities, liens listed on Schedule 3.1.11 and Permitted Liens.

     1.2. Excluded Assets. Transferor will retain and not transfer, and the Company will not acquire any assets of Transferor other than the Assets, including (i) the assets listed on Schedule 1.2, and (ii) all Tax refunds (collectively, the "Excluded Assets").


                                   ARTICLE II
                                   THE CLOSING

     2.1. Place and Date. The consummation of the transactions contemplated hereby shall take place on the "closing date" described in the Master Transaction Agreement (the "Closing Date").

     2.2. Consideration. On the terms and subject to the conditions set forth in this Agreement, the Master Transaction Agreement and the LLC Agreement and as the sole consideration for Transferor's contribution of the Assets to the Company pursuant hereto, on the Closing Date, the Company agrees to issue to Transferor an interest in the Company representing a 68% ownership interest (the "Membership Interests") and to assume the Assumed Liabilities as provided in
Section 2.3.

     2.3. Assumption of Liabilities. (a) Subject to Sections 2.4 and 8.2 and the other terms and conditions set forth herein, at the Closing, the Company will assume and agree to pay, honor and discharge when due all of those liabilities relating to the Assets or arising out of the Business and existing at or arising on or after the Closing Date (collectively, the "Assumed Liabilities"), except for (i) Taxes of Transferor for periods prior to the Closing Date, whether or not relating to or arising out of the Business, (ii) intercompany accounts payable that do not represent trade accounts payable,
(iii) liabilities in respect of Employees, employment agreements or Plans except to the extent specifically assumed by the Company pursuant to Article VI,
(iv) liabilities in respect to Transferred Employees except to the extent specifically assumed by the Company pursuant to Article VI, and (v) any liability, obligation or commitment of Transferor set forth on Schedule 2.3.
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          (b)  At the Closing, the Company shall assume the Assumed Liabilities by executing and delivering to Transferor an assumption agreement in a form reasonably satisfactory to Transferor (the "Assumption Agreement").

     2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to the Company, the Company shall not assume any liabilities, obligations or commitments of Transferor, whether or not relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing, other than the Assumed Liabilities (the "Excluded Liabilities").

     2.5 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Company or Transferor thereunder; and any transfer or assignment to the Company by Transferor of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Transferor shall continue to use its reasonable commercial efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Transferor will cooperate with the Company in any lawful and economically feasible arrangement to provide that the Company shall receive the interest of Transferor in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by Transferor as agent, if economically feasible, provided that the Company shall be solely responsible for and undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Company would have been responsible therefor hereunder if such consent or approval had been obtained and shall be solely responsible for any breach of warranty with respect to products of the Business manufactured after the Closing Date. Transferor shall pay and discharge, and shall indemnify and hold the Company harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section 2.5 shall be deemed a waiver by the Company of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 2.5 be deemed to constitute an agreement to exclude from the Assets any assets described under
Section 1.1.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of Transferor. Transferor represents and warrants to and agrees with the Company as follows:

     3.1.1. Authorization, etc. Transferor has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it will be a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Transferor of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by Transferor of each of the Collateral Agreements to which it will be a party and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate action of Transferor (including the approval of Transferor's shareholders to the extent required by law). Transferor has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each of the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which Transferor is a party will be, legal, valid and binding obligations of Transferor, enforceable against it in accordance with their respective terms.

     3.1.2. Corporate Status. (a) Transferor is a corporation duly organized, validly existing and in good standing under the respective laws of the jurisdiction of its incorporation, as set forth in Schedule 3.1.2(a), with full corporate power and authority to carry on its business (including the Business) and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

          (b) Transferor is duly qualified or licensed to do business and is in good standing in each of the respective jurisdictions specified in Schedule 3.1.2(b), which are the only jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary.

          (c) Transferor has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws or other organizational documents, as amended and in effect on the date hereof. Transferor is not in
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violation of any of the provisions of its certificate of incorporation or by-
laws or other organizational documents.

          (d) Transferor has no Subsidiaries engaged in the Business except as set forth on Schedule 3.1.2(d). Except as set forth on Schedule 3.1.2(d), Transferor has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity. Except as set forth on Schedule 3.1.2(d), the Business has not been conducted through any other direct or indirect Subsidiary or affiliate of Transferor.

     3.1.3. No Conflicts, etc. The execution, delivery and performance by Transferor of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to Transferor or any Affiliate thereof or any of the properties or assets of Transferor (including the Assets), (ii) the certificate of incorporation or by-laws or other organizational documents of Transferor or (iii) except as set forth in Schedule 3.1.3, any Contract to which Transferor or any Affiliate thereof is a party or by which Transferor or any of its properties or assets, including the Assets, may be bound or affected. Except as specified in Schedule 3.1.3, no Governmental Approval or other Consent is required to be obtained or made by Transferor in connection with the execution and delivery of this Agreement and the Collateral
Agreements or the consummation of the transactions contemplated thereby. The consummation of the transaction that is the subject of this Agreement and the Collateral Agreements and the issuance of the Membership Interests to all members will not trigger any rights under the Rights Agreement between Transferor and Continental Bank National Association dated August 29, 1989 or any applicable shareholder protection or state takeover statute.

     3.1.4. Financial Statements. Transferor has delivered to the Company (a) its audited consolidated financial statements as at and for the year ended December 31, 1997 (the "Audited Balance Sheet Date"), together with a report thereon by Transferor's Accountants (the "Audited Financial Statements"), (b) unaudited consolidated financial statements as at and for the period ended March 31, 1998 (the "Unaudited Financial Statements"), and (c) unaudited consolidated financial statements as at and for the monthly periods ended March 31, 1998 (the "Monthly Unaudited Financial Statements"), including in each of clauses (a), (b) and (c) a balance sheet, statements of income and retained earnings and a statement of cash flows (the Audited Financial Statements and the Monthly Unaudited Financial Statements, collectively the "Financial Statements"). The Audited Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied throughout the periods indicated. The Unaudited Financial Statements and the Monthly Unaudited Financial Statements have been prepared in accordance with GAAP, except that the Unaudited Financial Statements and the Monthly Unaudited Financial Statements do not contain notes and may be subject to normal audit adjustments and, in the case of the Monthly Unaudited Financial Statements, normal annual adjustments. The balance sheets included in the Financial Statements do not include any material assets (other than Excluded Assets) or liabilities (other than Excluded Liabilities) not intended to constitute a part of the Business or the Assets or omit any material assets or liabilities of Transferor, and present fairly the financial condition of Transferor as at their respective dates. The statements of income and retained earnings and statements of cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the transactions, reflect all costs that historically have been incurred by Transferor (other than the Excluded Liabilities) and present fairly the results of operations and cash flows of Transferor for the periods indicated.

     3.1.5. Absence of Undisclosed Liabilities. Transferor has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business, except (a) as set forth in Schedule 3.1.5, (b) as and to the extent disclosed or reserved against in the Audited Balance Sheet (excluding the notes thereto) and (c) for liabilities and obligations that (i) were incurred after the date of the Audited Balance Sheet in the ordinary course of business consistent with prior practice and (ii) have not had or resulted in, and will not have or result in, a Material Adverse Effect. None of Transferor's employees is, or will by the passage of time hereinafter become, entitled to receive any material vacation time, vacation pay or severance pay attributable to services rendered prior to such date except as disclosed on the Audited Balance Sheet (excluding the notes thereto) or as set forth on Schedule 3.1.5.

     3.1.6. Taxes. (a) Transferor has (or by the Closing will have) duly and timely filed all Tax Returns with respect to Taxes required to be filed on or before the Closing Date ("Returns"). Except for Taxes set forth on Schedule 3.1.6(a), which are being contested in good faith and by appropriate proceedings, and with respect to which Transferor has Adequate Reserves, the following Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all Taxes shown to be due on the Returns, (ii) all deficiencies and assessments of Taxes of which notice has (or by the Closing Date will have) been received by Transferor that are or may become payable by the Company or chargeable as a lien upon the Business or the Assets, and (iii) all other Taxes due and payable on or before the Closing Date for which neither filing of Returns nor notice of deficiency or assessment is required, if Transferor is or reasonably should be (or by the Closing Date will be or reasonably should be) aware that such Taxes are or may become payable by the Company or chargeable as a lien upon the Business or the Assets. All Taxes required to be withheld by or on behalf of Transferor in connection with amounts paid or owing to any employee, independent contractor, or creditor ("Withholding Taxes") have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purposes.

          (b) Except as set forth on Schedule 3.1.6(b), no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes or Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority.

          (c) Except for items set forth on Schedule 3.1.6(c) , with respect to which Transferor has Adequate Reserves, (i) there are no Taxes or Withholding Taxes asserted in writing by any Governmental Authority to be due from Transferor and (ii) no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes or Withholding
Taxes. Except as set forth on Schedule 3.1.6(c), no Taxes and no Withholding Taxes are currently under audit by any Governmental Authority. Except for items set forth on Schedule 3.1.6(c), with respect to which Transferor has Adequate Reserves, neither the IRS nor any other Governmental Authority is now asserting or, to the Knowledge of Transferor, threatening to assert against Transferor any deficiency or claim for additional Taxes or any adjustment or Taxes that would, if paid by the Company, have a Material
Adverse Effect, and there is no reasonable basis for any such assertion of which Transferor is or reasonably should be aware.

          (d) Except as set forth on Schedule 3.1.6(d), there is no litigation or administrative appeal pending or, to the Knowledge of Transferor, threatened against or relating to Transferor in connection with Taxes.

     3.1.7. Absence of Changes. Except for items set forth in Schedule 3.1.7, with respect to which Transferor has Adequate Reserves, since the Audited Balance Sheet Date, Transferor has conducted the Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Business or the Assets:

          (a)  suffered any Material Adverse Effect;

          (b) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could have a Material Adverse Effect;

          (c) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Audited Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

          (d) mortgaged, pledged or subjected to Lien, any property, business or assets, tangible or intangible, held in connection with the Business other than purchase money security interests incurred in the ordinary course of business;

          (e) sold, transferred, leased to others or otherwise disposed of any of the Assets, except in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

          (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect;

          (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

          (h) other than in the ordinary course of business, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, dividend, incentive, retention or other compensation,
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retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of Transferor relating to the Business;

          (i) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

          (j) failed to replenish Transferor's inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

          (k) made any capital expenditures or capital additions or improvements in excess of $250,000;

          (l) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $250,000;

          (m) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

          (n) except with respect to performing its obligations under this Agreement, taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

     3.1.8. Litigation. Except for items set forth on Schedule 3.1.8, with respect to which Transferor has Adequate Reserves, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or relating to Transferor in connection with the Assets or the Business or against or relating to the transactions contemplated by this Agreement, and Transferor knows of no basis for any of the foregoing. Except for items set forth in such Schedule 3.1.8, with respect to which Transferor has Adequate Reserves, since December 31, 1997, no material citations, fines or penalties have been asserted against Transferor under any Environmental Law or any foreign, federal, state or local law relating to occupational health or safety.

     3.1.9. Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts. (a) Except for items disclosed in Schedule 3.1.9(a), with respect to which Transferor has Adequate Reserves, since the Audited Balance Sheet Date, Transferor has complied in all material respects with all Applicable Laws applicable to the Business or the Assets, and Transferor has not received any notice alleging any such conflict, violation, breach or default.

          (b) Except for items set forth in Schedule 3.1.9(b), with respect to which Transferor has Adequate Reserves, all Governmental Approvals and Consents necessary for or otherwise material to the conduct of the Business have been duly obtained and are in full force and effect, and Transferor is in material compliance with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Business.

          (c) To the Knowledge of Transferor, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of Transferor and which might adversely affect the properties, assets, liabilities, operations or prospects of Transferor, either before or after the Closing Date.

     3.1.10. Operation of the Business. Except as set forth in Schedule 3.1.10, (a) Transferor has not conducted the Business through any divisions or any direct or indirect Subsidiary or Affiliate of Transferor and (b) no part of the Business is operated by Transferor through any entity other than Transferor.

     3.1.11. Assets. Except for items disclosed in Schedule 3.1.11, with respect to which Transferor has Adequate Reserves, Transferor has good title to all the Assets free and clear of any and all Liens other than Permitted Liens. The Assets, together with the services and arrangements described in Section 5.2.2, comprise all assets and services required for the continued conduct of the Business by the Company as now being conducted. The Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except
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Inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets sold in the ordinary course of business, employees not hired by the Company, and the Excluded Assets). Except for Excluded Assets and subject to Section 2.5, there are no assets or properties used in the operation of the Business and owned by any Person other than Transferor that will not be leased or licensed to the Company under valid, current leases or license arrangements. Except as disclosed on Schedule 3.1.11, the Assets are in all material respects adequate for the purposes for which such Assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of Transferor, there are no facts or conditions affecting the Assets which could interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

     3.1.12. Contracts. (a) Schedule 3.1.12(a) contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below (x) by which any of the Assets are bound or affected or (y) to which Transferor is a party or by which it is bound in connection with the Business or the Assets (the "Contracts"):

               (i) other than the Leases and Other Leases, each lease and other contract concerning or relating to the Real Property with respect to which the amount that could reasonably be expected to be paid or received thereunder exceeds $100,000 per year;

               (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements that cannot be terminated in accordance with their terms within six months of the date hereof relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

               (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

               (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

               (v)  brokerage or finders' agreements;

               (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including joint research and development and joint marketing contracts);

               (vii) asset purchase agreements and other acquisition or divestiture agreements, including any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory or other properties or assets in the ordinary course of business) or involving continuing indemnity or other obligations, entered into since January 1, 1992;

               (viii) other than purchase orders or contracts for capital projects already approved by Transferor's Board of Directors, contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $250,000 per annum;

               (ix) contracts, agreements or arrangements with respect to the representation of the Business in foreign countries, other than Canada and Mexico;

               (x)  master lease agreements providing for the leasing of both
     (A) personal property primarily used in, or held for use primarily in connection with, the Business and (B) other personal property, pursuant to which, in either case, the amount that could reasonably be expected to be paid or received thereunder exceeds $100,000 per year or $1,500,000 in the aggregate;

               (xi) contracts, agreements or commitments with any employee, director, officer, stockholder or Affiliate of Transferor; and

               (xii) any other contracts, agreements or commitments that are material to the Business pursuant to which the amount that could reasonably be expected to be paid or received thereunder exceeds $100,000 per year or $1,500,000 in the aggregate.

          (b) Transferor has delivered to the Company complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1.12(a).

          (c) All Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Transferor or, to the Knowledge of Transferor, any other party thereto except for items set forth in Schedule 3.1.12(c), with respect to which Transferor has Adequate Reserves, and except for such events or conditions that, individually and in the aggregate, (i) has not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) has not and will not materially impair the ability of Transferor to perform its obligations under this Agreement and under the Collateral Agreements. Except as set forth in Schedule 3.1.12(c), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.

          (d) Transferor has outstanding no power of attorney relating to the Business.

     3.1.13. Territorial Restrictions. Except as set forth on Schedule 3.1.13, Transferor is not restricted by any written agreement or understanding with any other Person from carrying on the Business anywhere in the world. Except as set forth on Schedule 3.1.13, the Company, solely as a result of its purchase of the Business from Transferor pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

     3.1.14. Product Warranties. Except for items set forth in Schedule 3.1.14, with respect to which Transferor has Adequate Reserves, and for warranties under Applicable Law, there are no pending or threatened claims with respect to any warranty, express or implied, written or oral, with respect to the products or services of the Business in excess of $100,000 per claim, and Transferor has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

     3.1.15. Absence of Certain Business Practices. To the Knowledge of Transferor, none of Transferor, any officer, employee or agent of Transferor, or any other Person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who was or may be in a position to help or hinder the Business (or assist Transferor in connection with any actual or proposed transaction relating to the Business)
(i) which subjected or might have subjected Transferor to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect,
(iii) which if not continued in the future, might have a Material Adverse
Effect or subject Transferor to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

     3.1.16. Intellectual Property. (a) Title. Schedule 3.1.16(a) contains a complete and correct list of all Intellectual Property that is owned by Transferor and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (the "Owned Intellectual Property"). Except as set forth on Schedule 3.1.16(a), Transferor owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property Assets, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, in any case in excess of $100,000, or conditions or restrictions whatsoever. The Intellectual Property Assets comprise all of the Intellectual Property necessary for the Company to conduct and operate the Business as now being conducted by Transferor.

          (b) Transfer. Immediately after the Closing, the Company will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing.

          (c) No Infringement. The conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the Knowledge of Transferor, none of the Intellectual Property Assets is being infringed or otherwise used or available for use, by any other Person.

          (d) No Intellectual Property Litigation. Except for items set forth on Schedule 3.1.16(d) , with respect to which Transferor has Adequate Reserves, no claim or demand of any Person has been made nor is there any proceeding that is pending, or to the Knowledge of Transferor, threatened, nor is there a reasonable basis therefor, that (i) challenges the rights of Transferor in respect of any Intellectual Property Assets, (ii) asserts that Transferor is infringing or otherwise in conflict with, or is, except for items set forth in
Schedule 3.1.16(d) , with respect to which Transferor has Adequate Reserves, required to pay any royalty, license fee, charge or other amount, in any case in excess of $100,000, with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement concerning any Intellectual Property Assets. None of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Transferor.

          (e) Use of Name and Mark. Except as set forth in Schedule 3.1.16(e), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Company's right to use the name and marks set forth on Schedule 3.1.16(e) in the conduct of the Business as presently carried on by Transferor.

     3.1.17. Insurance. Schedule 3.1.17 contains a complete description of all insurance policies maintained by Transferor for the benefit of or in connection with the Assets or the Business. Transferor has made available to the Company complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Transferor has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary for the Business. Schedule
3.1.17 sets out all claims, other than worker's compensation claims, made by Transferor under any policy of insurance during the past two years with respect to the Business.

     3.1.18. Real Property. (a) Owned Real Property. Schedule 3.1.18(a) contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property and describing all improvements thereon including the properties reflected as being so owned on the Audited Financial Statements. Except as set forth on Schedule 3.1.18(a), Transferor has, or on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property indicated on Schedule 3.1.18(a) as being owned by it, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.1.18(a), there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

          (b) Leases. Schedule 3.1.18(b) contains a complete and correct list of (i) all Leases setting forth the address, landlord and tenant for each Lease and (ii) all Other Leases, setting forth the address, landlord and tenant for each Other Lease, in either case, with respect to which the amount that could reasonably be expected to be paid or received thereunder exceeds $100,000 per year. Transferor has made available to the Company correct and complete copies of the Leases and the Other Leases. Each Lease and Other Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. Neither Transferor nor any other party is in default, violation or breach in any respect under any Lease or Other Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease or Other Lease, which default, violation or breach has had or could reasonably be expected to have a Material Adverse Effect on the Business or the Company or cause any Lease or Other Lease to be terminated. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. Transferor has good and valid title to the leasehold estate under each Lease free and clear of all Liens other than Permitted Liens. Transferor enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property.

          (c) Fee and Leasehold Interests, etc. The Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

          (d) No Proceedings. There are no eminent domain or other similar proceedings pending or, to the Knowledge of Transferor, threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to the Knowledge of Transferor, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

          (e) Current Use. Transferor has received no written notice that the use and operation of the Real Property in the conduct of the Business violates in any material respect any instrument of record or agreement affecting the Real Property. Transferor has received no written notice that there is any violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Real Property since December 31, 1997 that would, individually or in the aggregate, have a Material Adverse Effect.

          (f) Compliance with Real Property Laws. Transferor has received no written notice that the Real Property is not in full compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Real Property (collectively, the "Real Property Laws"). To the Knowledge of Transferor, there is no pending or anticipated change in any Real Property Law that will have or result in a Material Adverse Effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof. No current use by Transferor of the Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of such properties or Assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

          (g) Subdivision. To Transferor's Knowledge, no approvals are necessary to subdivide the Owned Real Property from any Real Property included in the Excluded Assets.

     3.1.19. Environmental Matters. (a) Permits. Except for items set forth on Schedule 3.1.19(b), with respect to which Transferor has Adequate Reserves, Transferor currently holds, and at all times has held, all such Environmental Permits necessary to the operation of the Business or the ownership, occupancy or use of the Real Property or the Assets, and all such Environmental Permits shall be validly transferred to the Company on the Closing Date. All such Environmental Permits are in full force and effect. To Transferor's Knowledge, Transferor has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the ordinary course of business.

          (b) No Violations. Except for items set forth on Schedule 3.1.19(b) , with respect to which Transferor has Adequate Reserves, each of Transferor and its Affiliates have complied and is in compliance in all material respects with all Environmental Permits and all applicable Environmental Laws pertaining to the Real Property (and the ownership, occupancy, use or transferability thereof), the Business or the Assets. Except for items set forth on Schedule 3.1.19(b), with respect to which Transferor has Adequate Reserves, no Person has alleged any violation by Transferor and its Affiliates of any Environmental Permits or any applicable Environmental Law relating to the conduct of the Business or the use, ownership or transferability of the Real Property or the Assets.

          (c) No Actions. Except for items set forth in Schedule 3.1.19(c) , with respect to which Transferor has Adequate Reserves, none of Transferor or any of its Affiliates has caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to
(i) the environmental conditions on, under, about or emanating from any Real Property, the Assets or other properties or assets owned, operated, leased or used by Transferor held for use in connection with, necessary for the conduct of, or otherwise material to, the Business, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, except for any such liabilities and obligations that, individually and in the aggregate, are not material to the Business and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

          (d) Other. Except for items set forth in Schedule 3.1.19(d), with respect to which Transferor has Adequate Reserves:

               (i) None of current or past operations, or any by-product thereof, and none of the currently or formerly owned property or assets of Transferor used in the Business, including the Assets and the Real Property, is related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Substances.

               (ii) Transferor is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which the Company may be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Substances.

               (iii) None of the Real Property is, and none of Transferor or any of its Affiliates has transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Assets or the Real Property to any location that is, listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

               (iv) No work, repair, construction or capital expenditure is required or planned in respect of the Assets pursuant to or to comply with any Environmental Law, nor has Transferor or any of its Affiliates received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material to the Business and is in the ordinary course of business.

          (e) Full Disclosure. Transferor has disclosed and made available to the Company all information, including all studies, analyses and test results, in the possession, custody or control of Transferor and its Affiliates relating to (i) the environmental conditions on, under, about or emanating from the Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored, disposed of or Released by Transferor or any other Person at any time on any Real Property, or otherwise in connection with the operation of the Business or the ownership, operation, occupancy or use of the Real Property, the Assets or other assets, equipment or facilities used in or held for use in connection with the Business.

     3.1.20. Employees, Labor Matters, etc. Except as set forth in Schedule 3.1.20, Transferor is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to Transferor's Knowledge, attempting to represent any employees employed in the operation of the Business. Since December 31, 1997, there has not occurred or, to Transferor's Knowledge, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. Except for items set forth on Schedule 3.1.20, with respect to which Transferor has Adequate Reserves, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of Transferor, threatened with respect to any employees employed in the operation of the Business. Transferor has complied with all provisions of Applicable Law pertaining to the employment of employees, including all such Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures has not had or resulted in, and will not have or result in, a Material Adverse Effect. Except for items set forth on Schedule 3.1.20, with respect to which Transferor has Adequate Reserves, Transferor is not party to any agreement with any employee employed in the Business that contains change of control and/or severance provisions that would become operative by virtue of the consummation of the transaction that is the subject of this Agreement.

     3.1.21. Employee Benefit Plans and Related Matters. (a) Employee Benefit Plans. Schedule 3.1.21(a) sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination or other separation benefits, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, fringe benefits or payroll practices, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed in the operation of the Business or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained, contributed to, or required to contribute to, or established, by Transferor or any of its Affiliates or any other trade or business, whether or not incorporated, which, together with Transferor is or would have been at any date of determination occurring within the preceding six years treated as a single employer under
Section 414 of the Code or within the meaning of section 4001 of ERISA (such other trades and business collectively, the "Related Persons"), or to which Transferor or any Related Person contributes or is or has been obligated or required to contribute or with respect to which Transferor or the Business may have any liability or obligation (collectively, the "Plans"). With respect to each such Plan (other than a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan")), Transferor has provided the Company and Thomas complete and correct copies, if applicable, of: the document embodying or establishing each written Plan (including all amendments thereto); a description of each unwritten Plan; all trust agreements, insurance contracts or other funding arrangements; the two most recent actuarial and trust reports; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letter; the current summary plan description; the two most recent summary annual reports, all summaries of material modifications; all material communications received from or sent to the IRS, including a request for a compliance certificate under the IRS Voluntary Compliance Program (or similar program), or an application under the IRS Closing Agreement Programs with respect to any of the Plans, the Pension Benefit Guaranty Corporation or the

Department of Labor (including a written description of any oral communication); an actuarial study of any post-employment life or medical benefits provided under any such Plan; and all amendments and modifications to any such document. With respect to each Multiemployer Plan, Transferor has provided the Company and Thomas a complete and correct copy of statements or other communications regarding withdrawal or other multiemployer plan liabilities, and the most recent available estimate from the Multiemployer Plan of the withdrawal liability of the Transferor or Related Persons if the Transferor or Related Persons were to have a complete withdrawal. Except as specifically set forth in
Schedule 3.1.21(a), Transferor has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

          (b)  Qualification.  Each of the Plans (other than a Multiemployer
Plan) that is intended to meet the requirements of Section 401(a) and, where applicable, Section 401(k) of the Code, now meets, and since its inception has met, the requirements for qualification under Section 401(a), and, where applicable, Section 401(k) of the Code and its related trust is now, and since its inception has been, exempt from taxation under Section 501(a) of the Code and nothing has occurred that would adversely affect the qualified status of any such Plan. Each such Plan and the trust forming a part thereof, has received a favorable determination letter from the IRS pursuant to Revenue Procedure 93-39 and its progeny as to its qualification under the Code, and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Knowledge of the Transferor, nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

          (c)  Compliance; Liability.

               (i) With respect to each Plan (other than a Multiemployer Plan) that is subject to section 412 of the Code or section 302 or Title IV of ERISA, (A) no "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code) has been or could be expected to be incurred, whether or not waived, and no excise or other taxes have been or could be expected to be incurred or are due and owing with respect to the Plan because of any failure to comply with the minimum funding standards of ERISA and the Code, (B) no proceeding has been or is expected to be initiated to terminate such Plan, and (C) no security under
     Section 401(a)(29) of the Code has been or could be expected to be required.

               (ii) No liability has been or is expected to be incurred by Transferor, any Related Person or the Business (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to ERISA or otherwise or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that could, following the Closing, become or remain a liability of the Business or become a liability of the Company or of any employee benefit plan established or contributed to by the Company and, to the Knowledge of each of Transferor, no event, transaction or condition has occurred or exists that could result in any such liability to the Business or, following the Closing, the Company.

               (iii) Each of the Plans has been operated and administered in all respects in compliance with all Applicable Laws and the provisions of each Plan, except for any failure so to comply that, individually or together with all other such failures, has not and will not result in a material liability or obligation on the part of the Business, or, following the Closing, the Company, and has not had or resulted in, and will not have or result in, a Material Adverse Effect. There are no material pending or, to the Knowledge of Transferor, threatened claims, lawsuits, arbitrations or other action by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

No Plan is or is expected to be under audit or investigation by the IRS, DOL, or any other Governmental Authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred with respect to any Plan. Notwithstanding the foregoing, the representations set forth in this subsection
(c) with respect to any Multiemployer Plan shall be made to Transferor's Knowledge.

               (iv) No Plan is a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA, and there has never been any "multiple employer plan" covering any Employees. With respect to each Plan which is a Multiemployer Plan:

               (a) with respect to events prior to the Closing, none of the Transferor, any Related Person, or their predecessors has incurred or has any reason to believe it has incurred or will incur any withdrawal liability; no event has occurred which with the giving of notice would result in any liability under Section 4201 of ERISA as a result of a complete withdrawal (within the meaning of Section 4203 of ERISA) or a partial withdrawal (within the meaning of Section 4205 of ERISA); none of the Transferor, any Related Person, or their predecessors has received any notice of any claim or demand for complete or partial withdrawal liability;

               (b) none of the Transferor, any Related Person, or their predecessors has received any notice or has any reason to believe that such Multiemployer Plan is in "reorganization" (within the meaning of Section 4241 of ERISA), that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA);

               (c) no Multiemployer Plan is a party to any pending merger or asset or liability transfer under Part 2 of Subtitle E of Title IV of ERISA; and

               (d) the PBGC has not instituted proceedings against the Multiemployer Plan.

               (v) All contributions required to have been made by Transferor and each Related Person to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or Applicable Law have been made within the time period prescribed by any such Plan, agreement or Applicable Law.

               (vi) No Employee is or may become entitled to post-employment benefits of any kind by reason of employment in the Business, including death or survivor benefits, medical or health benefits (whether or not insured), other than (a) coverage provided pursuant to the terms of any Plan specifically identified as providing such coverage in Schedule 3.1.21(c)(vi) or mandated by section 4980B of the Code, (b) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (c) deferred compensation accrued as a liability on the Audited Balance Sheet or incurred after December 31, 1997 in the ordinary course of business consistent with the prior practice of Transferor, pursuant to the terms of a Plan. The consummation of the transactions contemplated by this Agreement or the Collateral Agreements will not (either alone or upon the occurrence of any additional subsequent events) result in an increase in the amount of compensation or benefits (whether of severance pay or otherwise) or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

               (vii) Transferor does not maintain any Plan that is funded by a trust described in Section 501(c)(9) of the Code or subject to the provisions of Section 505 of the Code. Transferor has complied with the requirements of Section 4980B of the Code regarding the continuation of health care coverage under any Plan and the provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

               (viii) No event, condition, or circumstance exists that could result in a material increase of the benefits provided under any Plan or the expense of maintaining any Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing. No event, condition, or circumstance exists that would prevent the amendment or termination of any Plan.

     3.1.22. Confidentiality. Except as set forth on Schedule 3.1.22, Transferor has taken all steps reasonably necessary to preserve the confidential nature of all material confidential information (including any proprietary information) with respect to the Business, including the manufacturing or marketing of any of Transferor's products or services.

     3.1.23. No Guarantees. None of the obligations or liabilities of the Business or of Transferor incurred in connection with the operation of the Business is guaranteed by or subject to a similar contingent obligation of any other Person other than Transferor. Other than guarantees by Transferor of the obligations of its Affiliates, Transferor has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person related to the Business. There are no outstanding letters of credit, surety bonds or similar instruments of Transferor or any of its Affiliates in connection with the Business or the Assets.

     3.1.24. Records. The minute books of Transferor insofar as they relate to or affect the Business and the Assets are substantially complete and correct in all material respects. The books of account of Transferor, insofar as they relate to or affect the Business and the Assets, are sufficient to prepare the Financial Statements in accordance with GAAP.

     3.1.25. Brokers, Finders, etc. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated thereby, have been carried on without the participation of any Person acting on behalf of Transferor or its Affiliates in such manner as to give rise to any valid claim against the Company or any of its subsidiaries for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Transferor or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

     3.1.26. Disclosure. No representation or warranty by Transferor contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Transferor to the Company or its representatives in connection herewith or pursuant hereto or set forth in any reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to Transferor that has not been disclosed by Transferor to the Company that might reasonably be expected to have or result in a Material Adverse Effect.

     3.1.27. Receivables. All of Transferor's receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the Audited Financial Statements, and all such receivables which will have arisen since the Audited Balance Sheet Date, shall have arisen only from bona fide transactions in the ordinary course of business. Unless paid prior to the Closing Date, such receivables are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of Transferor as of the Closing Date (which reserves are adequate and calculated consistent with past practices and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of such receivables as of the Closing Date than the reserve reflected in the Balance Sheet represented of such receivables reflected therein and will not represent a material adverse change in the composition of such receivables in terms of aging).

     3.1.28. Relationships With Related Entities. No Related Entity of Transferor has, or since December 31, 1997 has had, any interest in property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the Business. Neither Transferor nor any Related Entity of Transferor is or since December 31, 1997 has owned (of record or as a beneficial owner) an equity interest in or in any of the financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Transferor relating to the Business, or (ii) engaged in competition with Transferor with respect to any line of products or services of Transferor relating to the Business in any market presently served by Transferor. Neither Transferor nor any Related Entity of Transferor is a party to any Contract with, or has any claim or right against, Transferor.

     3.1.29. Year 2000 Compliance. (a) Transferor represents and warrants that, (i) it is in the process of conducting a comprehensive review of its Systems to identify those Systems that may be unable to process data accurately beyond the year 1999; and (ii) a plan has been implemented whereby identified Systems will either be replaced or modified over the next eighteen months and that the execution of this plan will not cause significant disruptions in the Business's operations or have a Material Adverse Effect.

     3.1.30. Information Supplied for Joint Proxy Statement. None of the information supplied or to be supplied by Transferor for inclusion or incorporation by reference in the Joint Proxy Statement to be filed with the Securities and Exchange Commission by Transferor and Thomas in connection with the stockholder meetings of Transferor and Thomas to be held in connection with the Master Transaction Agreement and the transactions contemplated hereby will, at the date mailed to stockholders, or at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will, as of its mailing date, comply as to form in all material respects with Applicable Law, including the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, except that no representation is made by Transferor with respect to information supplied by Thomas or the stockholders of Thomas for inclusion therein.

     3.1.31 Opinion of Financial Advisor. The financial advisor of Transferor, Donaldson, Lufkin & Jenrette Securities Corporation, has rendered an opinion to the Board of Directors of Transferor to the effect that, as of the date thereof, the Membership Interest to be received by Transferor pursuant to this Agreement is fair from a financial point of view to Transferor; it being understood and acknowledged by the Company that such opinion has been rendered for the benefit of the Board of Directors of Transferor and is not intended to, and may not, be relied upon by the Company or its Affiliates.

                                   ARTICLE IV
                                    COVENANTS

     4.1.  Covenants of Transferor.

     4.1.1. Further Actions. (a) Subject to the terms and conditions of the Master Transaction Agreement, Transferor agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date, including obtaining the approval of Transferor's stockholders.

          (b) Transferor will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby, including filings pursuant to the HSR Act and the WARN Act, to the extent required by Applicable Law.

          (c) Transferor, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by any of them in order to consummate the contribution and transfer of the Assets to the Company pursuant to this Agreement and the consummation of the other transactions contemplated thereby.

     4.1.2. Further Assurances. Following the Closing, Transferor shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Company, to confirm and assure the rights and obligations provided for in this Agreement, and in the Collateral Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

     4.1.3. Certificates of Tax Authorities. On or before the Closing Date, to the extent such taxing authorities grant certificates, Transferor shall provide to the Company copies of certificates from all taxing authorities in which Transferor files (or should file) Tax Returns stating that no Taxes are due to any such state or other taxing authority for which the Company could have liability to withhold or pay Taxes with respect to the transfer of the Assets or the Business

     4.1.4. Use of Business Name. After the Closing, Transferor will not, directly or indirectly, use or do business, or allow any Affiliate to use or do business, or assist any third party in using or doing business, under the names and marks listed on Schedule 4.1.4.

     4.1.5.   Compliance with ISRA.

               (a)  Securing a Remediation Agreement.

               (i) With respect to each "industrial establishment" (as such term is defined under ISRA) owned or operated by Transferor, Transferor shall, prior to the Closing Date, obtain from the NJDEP and execute a Remediation Agreement ("RA") permitting the consummation of the transactions contemplated by this Agreement. Transferor and the Company shall be the ordered parties on the RA. Transferor shall prepare and file all documents required by the NJDEP to obtain such RA.

               (ii) In connection with the Closing, Transferor shall obtain and post or execute any remediation funding source (as such term is defined under ISRA) required in connection with the RA obtained in connection with clause (i) above. From and after the Closing Date, the Company shall maintain such remediation funding source in full force and effect as required by ISRA.

          (b) Conduct of ISRA Proceedings Following the Closing. To the extent necessary to achieve Compliance with ISRA after the Closing, the Company shall take all actions required under the RA or ISRA, including the preparation and filing of any Preliminary Assessment, Site Investigation, Remedial Investigation or Remedial Action Workplan or any other document or information required by the NJDEP under the RA or ISRA and the implementation of all Remedial Actions.

          (c) Payment of ISRA Compliance Costs. Transferor shall pay all costs required to satisfy its obligations under subparagraph (a) above. Except as limited by the preceding sentence, the Company shall pay all fees, costs and expenses incurred by Transferor or the Company to achieve Compliance with ISRA, including without limitation, environmental consultants' and contractors' fees, attorneys' fees, NJDEP filing fees and oversight charges, costs (including any surcharges) associated with securing and maintaining any remediation funding source, laboratory and analytical costs and expenses, equipment charges, industrial or hazardous waste disposal costs and all other fees, costs and expenses incurred in connection with or relating to Remedial Actions.

     4.1.6. Environmental Compliance. Subject to Section 4.1.5 hereof, Transferor shall comply in all material respects with the requirements of all applicable Environmental Laws necessary to effect the lawful transfer of the Real Property or the Business prior to the Closing Date.

     4.1.7. Assumed Liabilities. Transferor agrees that the Company shall be permitted to direct the defense and settlement of any litigation that is an Assumed Liability and shall have sole discretion as to the manner of doing so, provided that the Company takes all steps reasonably necessary to conduct a competent and diligent defense or settlement thereof, and provided further that such litigation does not seek injunctive or other equitable relief involving Transferor or an adverse result in connection therewith could not reasonably be expected to have a Material Adverse Effect on Transferor other than with respect to this Agreement. In addition, to the extent that any litigation is reasonably expected to exceed the Reserve attributable thereto, the Company shall consult with Transferor regarding the settlement, disposition and strategy with respect to such litigation and the Company shall not settle or dispose of such litigation without Transferor's consent, which consent shall not be unreasonably withheld.

     4.1.8.  Insurance.   Transferor agrees that the Company shall have the
right to make claims against any product liability insurance or other insurance maintained prior to Closing by Transferor for the Business, provided that the cost of adding the Company as an additional named insured as well as any deductible or self-insured retentions related to any claim asserted under these insurance policies with respect to the Business shall be borne by the Company.

     4.1.9. Adjusted Tax Basis. On or before the Closing Date, Transferor shall prepare and deliver to the Company a schedule that accurately and completely sets forth Transferor's adjusted tax basis in each of the Assets having a value in excess of $10,000 which shall become the Company's tax basis in the Assets by operation of Code Section 723, subject to adjustment in accordance with the provisions of Code Sections 734(b) and 754, as set forth in the LLC Agreement.

     4.2.  Covenants of the Company.

     4.2.1. Further Assurances. Following the Closing, the Company shall, and shall cause its members to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Transferor, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

     4.2.2. Use of Business Names by the Company. To the extent the trademarks, service marks, brand names or trade, corporate or business names of Transferor or of any of Transferor's Affiliates or divisions are used by Transferor or the Business on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, products, training and service literature and materials, computer programs or like materials ("Marked Materials") or appear on Inventory at the Closing, the Company may use such Marked Materials or sell such Inventory after the Closing for a period of 12 months without altering or modifying such Marked Materials or Inventory, or removing such trademarks, service marks, brand names, or trade, corporate or business names, but the Company shall not thereafter use such trademarks, service marks, brand names or trade, corporate or business names in any other manner without the prior written consent of Transferor. Within 13 months after the Closing Date, the Company shall provide evidence reasonably satisfactory to Transferor that all Marked Materials have been used or destroyed. The Company shall defend, indemnify and hold Transferor harmless from any Loss from the use of the Marked Materials, including any product liability or other claims arising from products manufactured or sold by the Company using such Marked Materials unless due to the fault of Transferor.

     4.2.3. Liability for Transfer Taxes. The Company shall be responsible for the timely payment of, and shall indemnify and hold harmless Transferor against, all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Company shall prepare and timely file all Tax Returns required to filed in respect of Transfer Taxes (including all notices required to be given with respect to bulk sales taxes), provided that Transferor shall be permitted to prepare any such Tax Returns that are the primary responsibility of Transferor under applicable law. Transferor's preparation of any such Tax Returns shall be subject to the Company's approval, which approval shall not be withheld unreasonably.

     4.2.4. ISRA. The Company shall satisfy its obligations to achieve Compliance with ISRA as set forth in Section 4.1.5 hereof.

     4.2.5. Removal of Transferor as Guarantor. The Company shall use its best efforts to, within thirty days of the Closing Date, cause Transferor and its

Affiliates to be removed as guarantors with respect to any obligation or liability related to the Business or any Asset. During the period prior to removing Transferor and its Affiliates as guarantors, the Company shall indemnify Transferor and its Affiliates from any and all Losses related to such guaranties.

     4.2.6. Records and Documents. For seven years following the Closing Date, the Company shall grant Transferor and its representatives, at Transferor's request, during normal business hours on two day's prior notice, access to and the right to make copies of Books and Records, possession of which is held by the Company, as may be necessary or useful in connection with Transferor's preparation of its accounting records, tax returns, financial statements, compliance with Applicable Laws related to Employee Benefits, filings with the Securities and Exchange Commission or other related matters. If during such period, the Company elects to dispose of such Books and Records, the Company shall first give Transferor sixty (60) days' written notice during which period Transferor shall have the right to take such Books and Records.

     4.2.7. LIFO Method. The Company shall adopt the federal income tax accounting methodology directed by Transferor for the inventories received by the Company from Transferor.


                                    ARTICLE V
                              CONDITIONS PRECEDENT

     5.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     5.1.1. Master Transaction Agreement. All of the conditions of Thomas and Transferor set forth in the Master Transaction Agreement shall have been satisfied, the LLC Agreement shall be effective and the Thomas Capitalization Agreement shall close simultaneously herewith.

     5.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Company) on or prior to the Closing Date of the following additional conditions, which Transferor agrees to use reasonable good faith efforts to cause to be fulfilled:

     5.2.1. Representations, Performance. The representations and warranties of Transferor contained in this Agreements and in the Collateral Agreements shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Transferor shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. Transferor shall have delivered to the Company a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

     5.2.2. Collateral Agreements. Transferor or one of its Affiliates, as the case may be, shall have entered into each of the following agreements with the
Company:

          (a) a transitional services agreement, in form and substance mutually agreed upon by the parties (the "Services Agreement");

          (b)  the LLC Agreement; and

          (c)  the Master Transaction Agreement.

     5.2.3. Opinion of Counsel. The Company shall have received an opinion, addressed to it and dated the Closing Date, from McCarter & English, LLP, counsel to Transferor, in substance and form reasonably satisfactory to the Company.

     5.2.4. Transfer Documents. Transferor shall have delivered to the Company at the Closing all documents, certificates and agreements necessary to transfer to the Company good and marketable title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including:

          (a) a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to the Company, dated the Closing Date, with respect to the Assets, (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 5.2.4);

          (b) assignments of all Contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to the Company all of Transferor's right, title and interest therein and thereto, with any required Consent endorsed thereon;

          (c) a general warranty deed, dated as of the Closing Date, with respect to each parcel of Owned Real Property in form and substance mutually agreed upon by the parties, together with any necessary transfer declarations, or other filings;

          (d) an assignment of lease, dated as of the Closing Date, with respect to each Lease and each Other Lease, in form and substance mutually agreed upon by the parties, together with any necessary transfer declarations or other filings;

          (e) certificates of title to all motor vehicles included in the Assets to be transferred to the Company hereunder, duly endorsed for transfer to the Company as of the Closing Date; and

          (f) stock certificates representing the Assets described in Section 1.1(p) together with stock powers executed by Transferor in blank.

     5.2.5. Consents and Estoppels. The Company shall have received consents from the lessor of each Lease listed on Schedule 3.1.18(b) to the assignment of such Lease to the Company. The Company shall also have received estoppel certificates addressed to the Company from the lessor of each Lease, dated within 30 days of the Closing Date, identifying the Lease documents and any amendments thereto, stating that the Lease is in full force and effect and, to the best knowledge of the lessor, that the tenant is not in default under the Lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the Lease and containing any other information reasonably requested by the Company.

     5.2.6. FIRPTA Certificate. The Company shall have received a certificate of Transferor, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of Transferor and stating that Transferor is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder.

     5.2.7. Environmental Compliance. Subject to Section 4.1.5 hereof, Transferor shall have complied in all material respects with the requirements of all applicable Environmental Laws necessary to effect the lawful transfer of the Real Property or the Business.

     5.2.8. Adjusted Tax Basis. Transferor shall have delivered to the Company the schedule referred to in Section 4.1.9 in form and substance reasonably satisfactory to the Company.

     5.2.9. ISRA. With respect to each "industrial establishment" (as such term is defined under ISRA) owned or operated by Transferor, Transferor shall have secured a RA issued by the NJDEP under ISRA permitting the consummation of the transactions contemplated by this Agreement.

     5.3. Conditions to Obligations of Transferor. The obligation of Transferor to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Transferor), on or prior to the Closing Date, of the following additional conditions, which the Company agrees to use reasonable good faith efforts to cause to be fulfilled.

     5.3.1. Representations, Performance, etc. The Company shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. The Company shall have delivered to Transferor a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

     5.3.2. Assumption Agreement. Transferor shall have received from the Company the Assumption Agreement.

     5.3.3. Collateral Agreements. The Company shall have entered into each of the Collateral Agreements to which it is a party.

     5.3.4. ISRA. With respect to each "industrial establishment" (as such term is defined under ISRA) owned or operated by Transferor, Transferor shall have secured a RA issued by the NJDEP under ISRA permitting the consummation of the transactions contemplated by this Agreement.

     5.3.5. Environmental Compliance. Subject to Section 4.1.5 hereof, Transferor shall have complied in all material respects with the requirements of all applicable Environmental Laws necessary to effect the lawful transfer of the Real Property or the Business.

                                   ARTICLE VI
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     6.1  Employment of Transferor's Employees

          (a) Transferor will, and will cause each of its Affiliates to, use all commercial efforts to cause the employees employed by Transferor in the Business to make available their employment services to the Company. For a period of two years from the Closing Date, Transferor will not, and will not permit any of its Affiliates to, solicit, offer to employ, hire or retain the services of or otherwise interfere with the relationship of the Company with any person employed by or otherwise engaged to perform services for the Company in connection with the operation of the Business.

          (b) Effective as of the Closing Date, the Company shall offer employment to all employees who are actively employed by Transferor ("Transferor Employees"). Those Transferor Employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "Transferred Employees". The Company shall provide any Transferred Employee who is terminated by the Company within 180 days after the Closing Date with severance pay equal to the severance pay that such Transferred Employee would have received under the severance plans of Transferor listed on Schedule 3.1.21(a) if such person's employment with Transferor were terminated as of the Closing
Date. Except as provided under the immediately preceding sentence, Transferor shall remain responsible, and the Company shall not assume any liability, for payment of any and all severance, termination pay, retention, change in control or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

     6.2  Assumption of Plans

          Except as specifically provided under this Article VI, effective as of the Closing Date, the Company will adopt and assume each Plan, and all rights and Benefit Liabilities thereunder and all other non-material Benefit Liabilities, and shall become a successor employer and be responsible for Transferor's participation in and obligations and responsibilities with respect to each Plan. Prior to and after the Closing, Transferor and the Company shall cooperate in preparing any appropriate documents and use their reasonable best efforts to take all other actions necessary to effectuate the intent of this Section.

     6.3  Multiemployer Plans

          With respect to each Multiemployer Plan set forth on Schedule 3.1.21(a), the Company shall reimburse Transferor for any withdrawal liability incurred by Transferor under such Multiemployer Plan as the result of the transactions contemplated under this Agreement and the Collateral Agreements. Notwithstanding the foregoing, the Company may elect prior to the Closing Date that Section 4204 of ERISA shall apply to the transactions contemplated under this Agreement and the Collateral Agreements with respect to any such Multiemployer Plan, in which case Transferor and the Company shall take all actions necessary to comply with Section 4204 of ERISA with respect to each such Multiemployer Plan. Such compliance shall include the execution of any necessary documentation and the posting of a bond or escrow (or letter of credit if acceptable to the Multiemployer Plan) within the time required by Section 4204(a)(1)(B) of ERISA for each of the Multiemployer Plans for which a bond or escrow (or letter of credit) is required, in an amount, for the period of time, and in a form that complies with Section 4204 (a)(1)(B) of ERISA -- or, within such time period obtaining a variance from such bonding or escrow requirement from each of the applicable Multiemployer Plan or Multiemployer Plans or from the Pension Benefit Guaranty Corporation (the "PBGC") -- so that a transfer of contribution obligations to the Company under the Multiemployer Plans with respect to Transferor Employees does not result in a complete or partial withdrawal of Transferor from the applicable Multiemployer Plans under Sections 4203 or 4205 of ERISA, respectively. In order to assist the Company in making any election contemplated by this Section 6.3, Transferor shall use its reasonable best efforts to provide to the Company as soon as possible after the date hereof a written estimate from each Multiemployer Plan of the withdrawal liability of the Transferor or Related Persons if the Transferor or Related Persons were to have a complete withdrawal as of the Closing.

     6.4  Employment Taxes

          (a) Transferor and the Company will, to the extent permitted by Applicable Law, (i) treat the Company as a "successor employer" and Transferor as a "predecessor employer," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees who are employed by the Company for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (ii) and cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

          (b) At the request of the Company with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, healthcare or other similar Tax other than taxes imposed under FICA and FUTA, Transferor and the Company will, to the extent permitted by Applicable Law, (i) treat the Company as a successor employer and Transferor as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees who are employed by the Company and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

     6.5. Other Plans. The Company shall not assume or have any Benefit Liabilities with respect to either the Genlyte 1988 Stock Option Plan or the Genlyte 1998 Stock Option Plan.


                                   ARTICLE VII
                                   TERMINATION

     7.1 Termination. This Agreement shall be terminated at such time as the Master Transaction Agreement is terminated. In the event of the termination of this Agreement, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, members, managers, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except (i) as specified in Section 8.4, (ii) subject to Article VIII of the Master Transaction Agreement, for any liability resulting from such party's breach of this Agreement, and (iii) for the payment of any fee pursuant to Article VIII of the Master Transaction Agreement.


                                  ARTICLE VIII
                           DEFINITIONS, MISCELLANEOUS

     8.1 Definition of Certain Terms. The terms defined in this Section 8.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

          Adequate Reserves: with respect to any asset or liability, an amount of specific or general Reserves that equals or exceeds the amount of any Loss associated with such asset or liability now or hereafter recognized.

          Affiliate: when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person.

          Agreement: this Capitalization Agreement, including the Schedules hereto.

          Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

          Assets:  as defined in Section 1.1.

          Assumed Liabilities:  as defined in Section 2.3.

          Assumption Agreement:  as defined in Section 2.3(b).

          Audited Balance Sheet: the balance sheet contained in the Audited Financial Statements.

          Audited Balance Sheet Date:  as defined in Section 3.1.4.

          Audited Financial Statements:  as defined in Section 3.1.4.

          Benefit Liabilities: liabilities, obligations, commitments, damages, costs, taxes and expenses, including reasonable fees and disbursements of attorneys and other advisors, including any such expenses incurred in connection with the enforcement of any applicable provision of this Agreement payable to any Employee or other Person as a result of, with respect to or under any Plan or similar employee benefit plan, agreement, policy or practice.

          Books and Records:  as defined in Section 1.1(i).

          Business: the business of Transferor relating to the manufacture, sale, marketing and distribution of consumer, commercial, industrial and outdoor lighting.

          Business Day: shall mean any day on which commercial banks in the City of New York, New York are open for business.

          CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. section9601 et seq.

          Closing Date:  as defined in Section 2.1.

          Code: the Internal Revenue Code of 1986, as amended, or any successor statute to such Code.

          Collateral Agreements: the agreements and other documents and instruments described in Section 5.2.2 and 5.2.4.

          Company:  as defined in the first paragraph of this Agreement.

          Company Indemnitees:  as defined in Section 8.2(a).
          Company's Accountants: the accountants of the Company as determined by the Company's management board.

          Compliance with ISRA: with respect to each "industrial establishment" (as such term is defined under ISRA) owned or operated by Transferor, the receipt by the Company or Transferor of a Deminimis Quantity Exemption approval, Negative Declaration approval or a No Further Action Letter and Covenant Not to Sue (as such terms are defined under ISRA) from the NJDEP, or other document or documents advising that the requirements of ISRA have been satisfied.

          Component: means any Hardware, Software, Databases and/or Embedded Control of any System used in the Business.

          Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

          Contract:  as defined in Section 3.1.12(a).

          Database: shall mean all data and other information recorded, stored, transmitted and retrieved in electronic form by a System or any Component, whether located on any Component(s) of a System or archived in storage media of a type employed or used in conjunction with any Component or System used in the Business.

          $ or dollars:  lawful money of the United States.

          Embedded Control: shall mean any microprocessor, microcontroller, PLC, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip used in the Business.

          Employees:  as defined in Section 3.1.21(a).

          Environmental Laws: all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, handling, holding, abatement, existence, Release, threatened Release or transportation or disposal of any Hazardous Substances, including (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

          Environmental Liabilities and Costs: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including all Losses related to Remedial Actions, and all fees disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership, operation, use or occupancy of the Business, the Assets, the Real Property or Other Leases or any other real properties, assets, equipment or facilities, by any Transferor, or any of their predecessors or Affiliates; (ii) the environmental conditions existing on the Closing Date on, under, above, about or emanating from any Real Property, the Assets or property subject to Other Leases or any other real properties, assets, equipment or facilities currently or previously owned, leased, operated, occupied or used by the any Transferor, or any of their predecessors or Affiliates; and (iii) expenditures necessary to cause any Real Property or any aspect of the Business or the Assets to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including all Environmental Permits issued or required under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any Real Property or the Assets.

          Environmental Permits: any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to the any Transferor necessary for the conduct of the Business as currently conducted or previously conducted under any Environmental Law.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          Excluded Assets:  as defined in Section 1.2.

          Excluded Liabilities:  as defined in Section 2.4.

          Financial Statements: each of the financial statements required to be provided by Section 3.1.4.

          GAAP: generally accepted accounting principles as in effect in the United States.

          Governmental Approval: any Consent of, with or to any Governmental Authority.

          Governmental Authority: any nation of government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision, thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          Hardware: shall mean all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing used by the Business.

          Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

          HIPAA:  as defined in Section 3.1.21(c)(viii).

          HSR Act: the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended.

          Indemnified Party:  as defined in Section 8.2(d).

          Indemnifying Party:  as defined in Section 8.2(d).

          Intellectual Property: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) mask work and other semiconductor chip rights and registrations thereof; (f) Software;
     (g) intellectual property rights similar to any of the foregoing; (h) copies and tangible embodiments thereof (in whatever form or medium, including electronic media) used in the Business.

          Intellectual Property Assets: as defined in Section 1.1(h).

          Inventories:  as defined in Section 1.1(b).

          IRS:  the Internal Revenue Service.

          ISRA: the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the rules and regulations promulgated thereunder.

          Joint Proxy Statement: the Joint Proxy Statement of Thomas and Transferor to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, pursuant to which each of Thomas and Transferor will seek stockholder approval of the transactions contemplated by the Master Transaction Agreement.

          Knowledge: the actual knowledge after due inquiry of (i) any "officer" of the Transferor, as such term is defined in Rule 16a-1(f) of the General Rules and Regulations under the Securities Exchange Act of 1934, or (ii) any individual employed by Transferor as a manager of any portion of the Business.

          LLC Agreement:  as defined in the WHEREAS clauses of this Agreement.

          Leased Real Property: means all interests leased pursuant to the Leases.

          Leases: means the real property leases, subleases, licenses and occupancy agreements relating the Business pursuant to which Transferor is the lessee, sublessee, licensee or occupant.

          Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting, trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including such as may arise under any Contracts.

          Losses:  as defined in Section 8.2(a).

          Marked Materials:  as defined in Section 4.2.2.

          Master Transaction Agreement: as defined in the WHEREAS clauses of this Agreement.

          Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Business in an amount equal to $5,000,000 or greater.

          Membership Interests:  as defined in Section 2.2.

          Multiemployer Plan: as defined in Section 3.1.21(a).

          Net Working Capital: current assets less current liabilities of the Business (in each case excluding Excluded Assets and Excluded Liabilities), all as determined in accordance with GAAP, consistently applied.

          NJDEP: the New Jersey Department of Environmental Protection, its divisions, bureaus and subdivisions.

          Other Leases: the leases, subleases, licenses and occupancy agreements pursuant to which Transferor is a lessor sublessor or licensor of any part of the Real Property.

          Owned Intellectual Property:  as defined in Section 3.1.16(a).

          Owned Real Property: the real property owned by the Transferor or any Affiliate together with all other structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon attached or appurtenant thereto or owned by Transferor or any Affiliate and located on Leased Real Property and all easements, licenses, rights and appurtenances relating to the foregoing other than owned real property included in Excluded Assets.

          Permitted Liens: (i) Liens reserved against in the Audited Balance Sheet to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Transferor's books in accordance with GAAP, (iii) liens arising in the ordinary course of business from a purchase money security interest or related to indebtedness for borrowed money under Transferor's credit facilities, or (iv) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Business or materially interfere with the use thereof as currently used.

          Person: any individual, partnership, limited liability company, corporation, cooperative, trust, estate or other entity.

          Plan:  as defined in Section 3.1.21(a).

          Real Property: all of the real property, together with all buildings, structures, fixtures and improvements, listed on Schedules 3.1.18(a) and 3.1.18(b).

          Real Property Laws:  as defined in Section 3.1.18(f).

          Related Entity:  with respect to any Person other than an individual:

               (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

               (b) any Person that holds a material interest in such specified Person;

               (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

               (d) any Person in which such specified Person holds a material interest;

               (e) any Person with respect to which such specified Person serves as a general partner or a trustee(or in a similar capacity); and

               (f) any Related Entity of any individual described in clause (b) or (c).

          Related Persons:  as defined in Section 3.1.21(a).

          Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

          Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Substances.

          Reserves: the reserves shown on the Balance Sheet or in the accounting records of Transferor for the Business as of the Closing Date.

          Software: shall mean all software owned, developed, licensed or used by Transferor or any of its Affiliates in the Business, including (i) all modifications, enhancements, fixes, updates, upgrades, bypasses and work-arounds, (ii) the source code and object code for any of the foregoing and
     (iii) all operating systems, bridgeware, firmware, middleware or utilities used by the Business.

          Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

          System: shall mean any combination of any Software, Hardware, Database or Embedded Control used by the Business.

          Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

          Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Thomas:  as defined in the WHEREAS clauses of this Agreement.

          Transaction Expenses:  as defined in Section 8.4.

          Transferred Employees:  as defined in Section 6.1(b).

          Transfer Taxes:  as defined in Section 4.2.3.

          Transferor:  as defined in the first paragraph of this Agreement.

          Transferor's Accountants:  Arthur Andersen LLP.

          Transferor Employees:  as defined in Section 6.1(b).

          Treasury Regulations: the regulations prescribed pursuant to the Code.

          Withholding Taxes:  as defined in Section 3.1.6(a)

     8.2 Indemnification. (a) By Transferor. Transferor covenants and agrees to defend, indemnify and hold harmless the Company, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Company Indemnitees") from and against, and pay or reimburse the Company Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

               (i) any inaccuracy of any representation or warranty made by Transferor herein or under any Collateral Agreement or in connection herewith or therewith;

               (ii) any failure of Transferor to perform any covenant or agreement hereunder or under any Collateral Agreement or fulfill any other obligation in respect hereof or of any Collateral Agreement;

               (iii)     any Excluded Liabilities or Excluded Assets;

               (iv) any and all Taxes of Transferor and all Affiliates thereof, whether or not relating to or arising out of the Business; and

               (v)  any and all Benefit Liabilities not assumed by the Company.

          Except for inaccuracies in the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.6 and 3.1.11 and breaches of covenants contained herein or in any Collateral Agreement, Transferor shall not be required to indemnify the Company Indemnitees with respect to any claim for indemnification pursuant to this Section 8.2(a) unless and until the aggregate amount of all Losses arising under this Section 8.2(a) exceeds $1,000,000 and then only for the amount of such excess. Notwithstanding the immediately preceding sentence, Transferor shall not be required to indemnify the Company Indemnitees with respect to any claim for indemnification arising from inaccuracies in the representations and warranties contained in Section 3.1.19 unless and until the aggregate amount of all such Losses exceeds $500,000 and then only for the amount of such excess.

          (b) By the Company. The Company covenants and agrees to defend, indemnify and hold harmless Transferor and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Transferor Indemnitees") from and against any and all Losses resulting from or arising out of:

               (i) any inaccuracy in any representation or warranty by the Company made or contained in any Collateral Agreement or in connection therewith; or

               (ii) any failure of the Company to perform any covenant or agreement made or contained in this Agreement or any Collateral Agreement or fulfill any other obligation in respect thereof;

               (iii) the Assumed Liabilities except to the extent that they constitute Losses for which Transferor is required to indemnify the Company Indemnitees under Section 8.2(a);

               (iv) the use by the Company of any Transferor tradenames or trademarks after the Closing Date as contemplated by Section 4.2.2; and

               (v) the operation of the Business by the Company or the Company's ownership, operation or use of the Assets following the Closing Date, except to the extent such Losses result from or arise out of the Excluded Liabilities, Excluded Assets or constitute Losses for which Transferor is required to indemnify the Company Indemnitees under Section 8.2(a).

          (c) Adjustment to Indemnification Payments. Any payment made by Transferor pursuant to Section 8.2(a) in respect of any Losses shall be net of any Reserve maintained by Transferor for such Loss or category of Losses. Any payment made by Transferor to the Company Indemnitees, on the one hand, or by the Company to the Transferor Indemnitees, on the other hand, pursuant to this
Section 8.2 in respect of any Losses (i) shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such Losses and (ii) shall be (A) reduced by an amount equal to any Tax benefits attributable to such Losses and (B) increased by an amount equal to any Taxes attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by the Indemnified Party or by a consolidated, combined or unitary group of which the Indemnified Party is a member. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any Losses for which it is seeking indemnification pursuant to this Section 8.2; provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes (based on written advice from insurance brokers or providers) the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification. Any amount paid by Transferor pursuant to Section 8.2(a) shall be characterized, for tax purposes, as a contribution to the Company's capital and amounts paid by the Company pursuant to Section 8.2(b) shall be characterized as a return of capital. "Indemnified Party" means a party entitled to indemnification pursuant to this Agreement.

          (d) Indemnification Procedures. In the case of any claim asserted by a third party against an Indemnified Party, notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expenses, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Company to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this
Section 8.2 and the records of each shall be available to the other with respect to such defense.

          (e) Time Limitation. All claims for indemnification under clause (i) of the first sentence of Section 8.2(a) or clause (i) of the first sentence of
Section 8.2(b) must be asserted prior to the termination of the respective survival periods set forth in Section 8.3. Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice within the applicable survival period shall survive until resolved and discharged by the parties or pursuant to a final non-appealable judicial determination.

          (f)  Payment by Transferor.  Notwithstanding any provision of this
Section 8.2 to the contrary, any payment required to be made by Transferor to the Company pursuant to this Section 8.2 shall be deemed a liability of Transferor owing to the Company and shall be deducted from the next distribution made to Transferor pursuant to Section 6.2(b) of the LLC Agreement (other than Tax Distributions, as such term is defined in the LLC Agreement), provided that in the event that the Loss payable by Transferor exceeds the amount of such distribution, Transferor shall deliver to the Company a note in the amount of such excess, which shall bear interest at the rate of the Company's primary credit facility referenced in Sections 6.8 and 7.8 of the Master Transaction Agreement, and shall be payable out of future distributions (other than Tax Distributions) pursuant to the LLC Agreement. The mechanism provided in this
Section 8.2(f) shall be the sole and exclusive source of payment for any obligation of Transferor pursuant to this Section 8.2.

          (g) Application of Reserve. With respect to indemnification claims for breach of representations or warranties to which a Reserve is applicable, Transferor shall bear the burden of proving the amount of the Reserve.

          (h) Exclusive Remedy. Except for the provisions of Section 7.1 and subject to Article VIII of the Master Transaction Agreement, the indemnifications contained in Section 8.2 shall be Transferor's and the Company's sole and exclusive remedies with respect to money damages, against each other, with respect to matters arising under this Agreement, of any kind or nature, or relating to the Division, the Business, the Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities. Transferor and the Company hereby waive and release any other rights, remedies, causes of action or claims that they have or that may arise against the other with respect to matters arising under this Agreement, of any kind or nature, or relating to the Division, the Business, the Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities. The foregoing restrictions of this Section 8.2(h) shall not apply to any matter involving actual fraud or criminal misconduct.

     8.3. Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

          (a) except as set forth in clauses (b) and (c) below, the representations and warranties contained in Section 3.1 shall survive to the date that is 60 days after the delivery of the audited financial statements of the Company for the fiscal year 1999;

          (b) the representations and warranties contained in Section 3.1.19 shall survive for a period of three years following the Closing Date;

          (c) the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.11 shall survive without limitation; and

          (d)  the representations and warranties of Transferor contained in
          Section 3.1.6 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including by reason of waiver of such statute of limitations.

     8.4. Expenses. Except as provided in Section 4.2.3 and in Section 8.2 of the Master Transaction Agreement, Transferor, on the one hand, and the Company, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated.

     8.5. Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     8.6 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be, personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

          (a)  If to Transferor:

               The Genlyte Group Incorporated
               2345 Vauxhall Road
               Union, New Jersey  07083-1948
               Attention:  Larry Powers, President & CEO
               Telecopy No.: 908-964-7000

               With a copy to:

               McCarter & English, LLP
               Four Gateway Center
               100 Mulberry Street
               Newark, New Jersey  07102
               Attention: Bart J. Colli, Esq.
               Telecopy No. 973-624-7070

          (b)  If to the Company:

               GT Lighting, LLC
               4360 Brownsboro Road, Suite 300
               P.O. Box 35120
               Louisville, Kentucky  40232
               Attention: Larry Powers, President & CEO
               Telecopy No. 502-893-4685

Any party may change its address for receiving notice by written notice given to the others named above. Notices shall be deemed given as of the date of receipt.

     8.7.  Miscellaneous.

     8.7.1. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement

     8.7.2. Entire Transaction. This agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement

     8.7.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.7.4. Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the conflict of laws rules thereof. The Company and Transferor hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The Company and Transferor hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     8.7.5. Successors and Assigns This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and permitted assigns. This Agreement shall not be assigned by either party hereto without the express prior written consent of the other party and any attempted assignment, without such consents, shall be null and void, provided that the Company may assign this Agreement to any Subsidiary of the Company, provided further that the Company shall in all events remain liable hereunder. Except as otherwise provided in the Master Transaction Agreement, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto.

     8.7.6.  Amendment; Waivers.

          (a) No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          (b) The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     8.7.7. Remedies. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of Transferor shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Company (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Company or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

     8.7.8. Authorship. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided without regard to events of authorship or negotiation.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              GT LIGHTING, LLC



                              By:  ______________________________
                                   Larry K. Powers
                                   President


                              THE GENLYTE GROUP INCORPORATED


                              By:  ______________________________
                                   Larry K. Powers
                                   President

                                LIST OF SCHEDULES
                                     TO THE
                            CAPITALIZATION AGREEMENT
                                     BETWEEN
                                GT LIGHTING, LLC
                                       AND
                         THE GENLYTE GROUP INCORPORATED
                           DATED AS OF APRIL 28, 1998

Schedule 1.1(p): Stock, Partnership, Membership or Other Interests in any Person Engaged in the Business

Schedule 1.2:            Excluded Assets

Schedule 2.3:            Excluded Liabilities

Schedule 3.1.2(a):       State of Incorporation

Schedule 3.1.2(b):       States in Which Qualified to do Business

Schedule 3.1.2(d):       Subsidiaries

Schedule 3.1.3: Conflicts with Contracts; Governmental Approvals and Consents Required

Schedule 3.1.5:          Undisclosed Liabilities

Schedule 3.1.6(a):       Contested Taxes

Schedule 3.1.6(b): Agreements or Powers of Attorney Extending Period of Assessment or Collection of Taxes

Schedule 3.1.6(c):       Taxes Due or Audit Issues

Schedule 3.1.6(d):       Tax-Related Litigation or Administrative Appeal

Schedule 3.1.7: Changes in Conduct of Business Since the Audited Balance Sheet Date

Schedule 3.1.8:          Litigation Pending or Threatened

Schedule 3.1.9(a):       Noncompliance with Applicable Law

Schedule 3.1.9(b):       Governmental Approvals and Consents Required

Schedule 3.1.10:         Conduct of the Business Outside of the Division

Schedule 3.1.11: Assets to Which The Genlyte Group Incorporated Does Not Have Good Title; Assets Not in Reasonably Good Repair and Operating Condition

Schedule 3.1.12(a):      List of Contracts

Schedule 3.1.12(c):      Defaults under Contracts; Consents Required

Schedule 3.1.13:         Territorial Restrictions

Schedule 3.1.14: Pending or Threatened Claims Regarding Warranties in Excess of $100,000

Schedule 3.1.16(a):      Owned Intellectual Property

Schedule 3.1.16(d):      Intellectual Property Litigation

Schedule 3.1.16(e):      List of Names and Marks; Contractual Restrictions

Schedule 3.1.17:         Insurance Policies; Claims Made within Last Two Years

Schedule 3.1.18(a):      Owned Real Property

Schedule 3.1.18(b):      Leases

Schedule 3.1.19(b):      Noncompliance with Environmental Permits and Laws

Schedule 3.1.19(c):      Actions Resulting in Liability or Obligation

Schedule 3.1.19(d):      Environmental Exceptions

Schedule 3.1.20:         Employees, Labor Matters, etc.

Schedule 3.1.21(a):      Employee Benefit Plans, etc.

Schedule 3.1.21(c)(vi):  List of Plans Providing Death or Survivor Benefits,
                         Medical or Health Benefits

Schedule 3.1.22:         Breaches of Confidentiality

Schedule 4.1.4: Names and Marks Under which Business Will be Conducted After Closing